Exhibit 99.2

                               CONSENT TO BE NAMED

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the "Securities Act"), I, Gerald Dogon do hereby consent to be named in the Registration Statement on Form S-1/A of Passave, Inc. as a proposed Director of Passave, Inc.

DATED:  September 26, 2005


By: /s/ GERALD DOGON
    ---------------
    Gerald Dogon